Exhibit 99.1

NEWS RELEASE
Contact: Tim Barton, Vice President
Phone Number: (210)308-8267
http://www.globalscape.com/company/contact.aspx

GlobalSCAPE® Partners with Network Automation to Offer New Workflow

Engine for EFT Server

SAN ANTONIO, TEXAS, January 14, 2009–GlobalSCAPE, Inc. (AMEX: GSB), a leading provider of managed file transfer software that enables companies to securely send data over public networks, has partnered with Network Automation to offer a new workflow engine for GlobalSCAPE’s enterprise server offering, EFT Server.

GlobalSCAPE is adding Network Automation’s flagship AutoMate™ product as a module to EFT Server. This “Advanced Workflow Engine” is the latest module added to GlobalSCAPE EFT Server’s core functionality, and extends EFT Server’s already robust Event Rule system. Administrators can use the easy drag-and-drop interface to define complex tasks, typically defined in scripts, batch files, macros, or other code-intensive processes, without the need to write code.

“Our OEM program gives software vendors an opportunity to add significant value to their products. This is clearly illustrated in the GlobalSCAPE partnership,” said Dustin Snell, CEO of Network Automation. “Instead of selling point solutions, vendors can now offer a complete platform for automating virtually any operation related to their core product without requiring programming expertise. This offers a strong competitive advantage for software solutions of many kinds.”

“EFT Server has always offered more than basic file transfer, but partnering with Network Automation allows us to transform the product into a file-related business process automation platform,” said Tim Barton, Vice President and team leader of EFT Server products for GlobalSCAPE. “The Advanced Workflow Engine module will extend EFT Server’s Event Rule System, and save our customers time and money as they develop workflows to streamline and automate complex processes involving file transfer.”

About GlobalSCAPE

GlobalSCAPE®, Inc. (AMEX: GSB), headquartered in San Antonio, TX, provides managed file transfer (MFT) products to securely exchange critical information over public networks. Since the release of CuteFTP in 1996, GlobalSCAPE’s products have continued to evolve to meet the business and technology needs of an increasingly interconnected global marketplace. For more information about GlobalSCAPE’s products, visit www.globalscape.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” believe,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2007 calendar year, as amended by Form 10-K/A Number 1 filed with the Security Exchange Commission on August 28, 2008.